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                                                                      EXHIBIT 10


                        STOCK PURCHASE AND SALE AGREEMENT

         STOCK PURCHASE AND SALE AGREEMENT, dated as of April 28, 2000 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), among each of the purchasers listed on the signature pages hereto (collectively, the "Purchasers"), and Transmedia Network Inc., a Delaware corporation (the "Company"). All capitalized terms used and not otherwise defined herein have the meanings ascribed to them in Article IX hereof.

         WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, (i) 657,536 newly issued shares of Common Stock in the aggregate (such 657,536 newly issued shares, collectively the "Shares") at a price of $4.5625 per share (the "Share Purchase Price") and (ii) warrants (the "Warrants") in the form of Exhibit A hereto to purchase an additional 1,315,072 shares of Common Stock in the aggregate (such additional 1,315,072 shares of Common Stock in the aggregate issuable from time to time upon the exercise of the Warrants, collectively the "Warrant Shares").

         NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                    PURCHASE AND SALE OF SHARES AND WARRANTS

         1.1 Purchase and Sale of the Shares and Warrants. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Company shall issue and sell to the Purchasers (in such proportions as between the Purchasers as set forth on Schedule 1 hereto), and the Purchasers shall so purchase from the Company, the Shares and the Warrants, in each case free and clear of all Liens.

         1.2 Consideration. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the Purchasers shall pay to the Company (in such proportions as between the Purchasers as set forth on Schedule 1 hereto) $3,000,000 in the aggregate (the "Purchase Price") for the Shares and the Warrants.



                                   ARTICLE II

                                   THE CLOSING

         2.1 Time and Place. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, including but not limited to the Stockholder Approval and the approval by the Disinterested Directors of the Company of the purchase by Samstock of the Shares and Warrants pursuant to this Agreement, the closing of the issuance and sale of the Shares and the Warrants contemplated by this Agreement (the "Closing") shall take place at the


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offices of Transmedia Network Inc., 11900 Biscayne Boulevard, Miami, Florida, at
10:00 a.m. (local time) within ten business days of the Company receiving the Stockholder Approval and concurrently with the Second Closing, or at such other place or time as the Purchasers and the Company may agree, but in no event at any time prior to the receipt of the Stockholder Approval. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

         2.2 Deliveries by the Company. At the Closing, the Company shall deliver the following to the Purchasers:

         (i) a certificate of the Secretary or any Assistant Secretary of the Company certifying as to the receipt by the Company of the Stockholder Approval;

         (ii) stock certificates representing the Shares, in the names of each of the Purchasers, dated as of the Closing Date, in the respective denominations set forth on Schedule 1 hereto;

         (iii) the Warrants, dated as of the Closing Date, in the names of each of the Purchasers, dated as of the Closing Date, in the respective denominations set forth on Schedule 1 hereto; and

         (iv) all other documents, instruments and writings required to be delivered by the Company at or prior to the Closing Date pursuant to this Agreement.

         2.3 Deliveries by the Purchasers. At the Closing, the Purchasers shall deliver the following to the

Company:

         (i) the Purchase Price by wire transfer of immediately available funds to such accounts designated in a writing delivered by the Company to the Purchasers no less than two (2) business days prior to the Closing Date or by such other means as may be agreed upon in writing by the Company and the Purchasers; and

         (ii) all other documents, instruments and writings required to be delivered by the Purchasers at or prior to the Closing Date pursuant to this Agreement.



                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents, warrants and covenants to the Purchasers on the date of this Agreement, which representations, warranties and covenants shall survive the Closing to the extent hereinafter provided, that (except as set forth in the Company's schedules delivered herewith):




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         3.1 Organization and Qualification. Each of the Company and each
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (including any foreign country) where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect.

         3.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to the Purchasers a complete and correct copy of the certificates of incorporation of the Company and iDine and the bylaws of the Company and iDine as currently in effect (collectively, the "Organizational Documents"). Such Organizational Documents are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or any Subsidiary (including, without limitation, any joint venture, investment or other agreement). Neither the Company nor iDine is in violation of any of the provisions of its Organizational Documents.

         3.3   Capitalization; Subsidiaries.


         (a) The authorized capital stock of the Company consists of 70,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of March 31, 2000, (i) 13,632,709 shares of Common Stock were issued and outstanding, (ii) 4,149,378 shares of Series A Preferred Stock were issued and outstanding and
(iii) no shares of Common Stock or Preferred Stock were held in the treasury of the Company.

         (b) The Shares and the Warrants shall represent approximately 8.10% of the Fully Diluted Common Stock and 14.47% of the outstanding shares of Common Stock as of the Closing Date.

         (c) Except as set forth above in Section 3.3(a) and as set forth in
Schedule 3.3(c) hereto, and except with respect to any Equity Securities issued by the Company in the ordinary course of business, there were as of March 31, 2000 no outstanding Equity Securities of the Company. Schedule 3.3(c) includes a true and correct table summarizing all outstanding stock options, warrants and other rights to acquire Equity Securities of the Company or any Subsidiary, including the identity and title of the holder (other than the holders of the Series A Preferred Stock), the number of shares covered, the vesting schedule therefor, the exercise price therefor, and the termination date therefor.

         (d) Each of the outstanding shares of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company free and clear of all Liens, and there are no outstanding Equity Securities of any Subsidiary other than such shares. Except as set forth on Schedule 3.3(d) hereto, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person other than the Subsidiaries.



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         3.4 The Shares and the Warrants. Upon payment of the Purchase Price, the Purchasers will acquire good and marketable title to the Shares and the Warrants, free and clear of all Liens, and such Shares shall be validly issued, fully paid and nonassessable. Upon exercise of the Warrants, in whole or, from time to time, in part, and upon payment of the exercise price therefor, in accordance with the terms of the Warrants, the Purchasers will acquire good and marketable title to the Warrant Shares, free and clear of all Liens, and such Warrant Shares shall be validly issued, fully paid and nonassessable.

         3.5 Power and Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Co-Sale and Voting Agreement, the Investment Agreement, the Warrants and all other documents, instruments and other writings to be executed and/or delivered by or on behalf of the Company to the Purchasers or any of their representatives in connection with the transactions contemplated hereby or thereby (collectively, the "Company Transaction Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each of the Company Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of the Company (the "Board") and by a majority of the Disinterested Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of the Company Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than the Stockholder Approval. The Board has approved each of the Company Transaction Documents and the transactions contemplated hereby and thereby so as to render inapplicable to such transactions, including, without limitation, the issuance to the Purchasers of the Shares, the Warrants and Warrant Shares, the restrictions contained in Article Seventh of the Certificate of Incorporation of the Company and the restrictions contained in Section 203 of the Delaware General Corporation Law. Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the Purchasers, each constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         3.6 No Conflict; Required Filings and Consents. The execution, delivery and performance of the Company Transaction Documents by the Company do not and will not: (a) conflict with or violate the Organizational Documents of the Company or any Subsidiary; (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which its or any of their respective properties are bound or affected; (c) require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity (other than any filing required under Section 13(a) or (d), 14, 15(d) or 16(a) of the Exchange
Act); or (d) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss by the Company or any Subsidiary of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary pursuant to, any Contract, Permit or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties are bound or affected; other than (i) in the case of clauses (b) and (d) for such conflicts,



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violations, breaches, defaults, rights, losses and Liens as, and (ii) in the case of clause (c), such consents, approvals, authorizations, permits, actions, filings and notifications, the absence of which, would not have a Material Adverse Effect.

         3.7 Employment, Consulting and Severance Agreements and Related Matters. Except as set forth in Schedule

         3.7   hereto:

         (a) There are no Employment, Consulting or Severance Agreements with respect to iDine to which the Company or iDine is a party or by which the Company or iDine or any of their respective assets may be bound, and no present or former employee, officer, director, consultant, independent contractor or other agent of the Company or iDine is a party to or the beneficiary of any such Employment, Consulting or Severance Agreements; and

         (b) The execution and delivery of this Agreement or the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby: (i) do not and will not result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss by the Company or any Subsidiary of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of any Employment, Consulting or Severance Agreement; or (ii) do not and will not give rise to any obligation on the part of the Company or any Subsidiary to pay or provide any Severance Payment.

         3.8 Compliance; No Violation. Each of the Company and each Subsidiary is in compliance with, and is not in default or violation of, (i) its respective Organizational Documents and (ii) all Contracts, Permits and other instruments or obligations to which any of them are a party or by which any of them or any of their respective properties may be bound or affected, except, in the case of clause (ii), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2000, neither the Company nor any Subsidiary has received notice of any revocation or modification of any federal, state, local or foreign Permit material to the Company and its subsidiaries taken as a whole.

         3.9   SEC Documents; Undisclosed Liabilities.


         (a) Since September 30, 1998, the Company has filed all required reports, schedules, forms, proxy, registration and other statements and other documents with the SEC (collectively, the "SEC Documents"). As of the date of this Agreement, the last SEC Document filed by the Company was its Quarterly Report on Form 10-Q for the quarter ended December 31, 1999. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. As of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by a later SEC Document filed and publicly available prior to the Closing Date, the circumstances or bases for which



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modifications or supersessions have not and will not individually or in the aggregate result in any material liability or obligation on behalf of the Company under the Securities Act, the Exchange Act, the rules promulgated under the Securities Act or the Exchange Act, or any federal, state or local anti-fraud, blue-sky, securities or similar laws. The consolidated financial statements of the Company included in the SEC Documents (as amended or supplemented by any later filed SEC Document filed and publicly available prior to January 1, 2000), comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in notes thereto) and fairly present the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents, neither the Company nor any Subsidiary has any obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise) either (i) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and the Subsidiaries or in the notes thereto or (ii) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect whether or not required by generally accepted accounting principles to be provided or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles; other than liabilities and obligations reflected or reserved against in the consolidated financial statements of the Company and its consolidated subsidiaries included in the Company's quarterly report on Form 10-Q for the quarter ended December 31, 1999, or incurred since the date of the balance sheet included in such financial statements in the ordinary course of business which are not individually or collectively material to the Company and the Subsidiaries taken as a whole.

         (b) At the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders' Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder except that the Company makes no representation, warranty or covenant with respect to any written information supplied by the Purchasers specifically for inclusion in the Proxy Statement.

         3.10 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents, since January 1, 2000, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and there has not occurred any event, condition, circumstance, change or development (whether or not in the ordinary course of business) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.10 hereto or as disclosed in any SEC Documents filed with the SEC and publicly available prior to January 1, 2000, since January 1, 2000, there has not been (i) any change by the Company in its accounting methods, principles or practices, (ii) any revaluation by the Company of any of its or any Subsidiary's material assets, including but not limited to,



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writing down the value of any Rights to Receive other than in the ordinary course of business consistent with past practice, (iii) any entry outside the ordinary course of business by the Company or any Subsidiary into any commitments or transactions material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole, (iv) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of Common Stock or, any redemption, purchase or other acquisition of any of its securities, other than semi-annual cash dividends of $.02 per share on outstanding Common Stock consistent with past practices, (v) any grant or issuance of any Equity Securities of the Company or any Subsidiary; or (vi) any increase in, establishment of or amendment of any Employment, Consulting or Severance Agreement, bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or employees of the Company or any Subsidiary, except for increases in compensation in the ordinary course of business consistent with past practice.

         3.11 Absence of Litigation; Compliance. Except as set forth on Schedule
3.11 hereto or as disclosed in any SEC Documents filed with the SEC and publicly available prior to January 1, 2000, there are no suits, claims, actions, proceedings or investigations pending or, to the Company's knowledge, overtly threatened against the Company or any Subsidiary, or any properties or rights of the Company or any Subsidiary, before any arbitrator or Governmental Entity, that (i) if determined adversely to the Company or any Subsidiary could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) seek to delay or prevent the consummation of the transactions contemplated by this Agreement or any other Transaction Document. Neither the Company nor any Subsidiary nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which in the future could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or could prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document. Neither the Company nor any Subsidiary is in violation of, nor has the Company or any Subsidiary violated, any applicable provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligations to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of their respective properties are bound or affected except for any such violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents filed with the SEC and publicly available prior to January 1, 2000, the Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity (including, without limitation, with respect to employment and employment practices, immigration laws relevant to employment, and terms and conditions of employment and wages and hours) except for any failures to comply which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents filed with the SEC and publicly available prior to January 1, 2000, no investigation by any Governmental Entity with respect to the Company or any Subsidiary is pending or threatened.



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         3.12 Material Contracts; Defaults. All material Contracts (other than
Employment, Consulting or Severance Agreements) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets may be bound (the "Material Contracts") have been filed with or described in the Company's SEC Documents. Neither the Company nor any Subsidiary is, or has received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract, except for those defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default by the Company or any Subsidiary or, to the Company's knowledge, by any other party. To the Company's knowledge, no party to any Material Contract has threatened to terminate such Material Contract (or modify such Material Contract in a manner detrimental to the Company or any Subsidiary).

         3.13 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens) all patents, trademarks, trade names, copyrights, technology, know-how, trade secrets, processes and computer software (including, without limitation, all documentation and source and object codes with respect to such software) used in or necessary for the conduct of its business as currently conducted which are material to the business, operations, assets, prospects, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. To the Company's knowledge, the use of such patents, trademarks, trade names, copyrights, technology, know-how, trade secrets, processes and computer software (including, without limitation, all documentation and source and object codes with respect to such software) by the Company and its Subsidiaries does not infringe or otherwise violate the rights of any person. To the Company's knowledge, no person is infringing any right of the Company or any Subsidiary with respect to any such patents, trademarks, trade names, copyrights, technology, know-how, processes or computer software (including, without limitation, all documentation and source and object codes with respect to such software).

         3.14 Vote Required. The affirmative vote of the holders of no more than a majority of the outstanding shares of Common Stock and the Series A Preferred Stock, voting together as a class, is the only vote of the holders of any class or series of capital stock or other Equity Securities of the Company necessary to approve the issuance and sale of the Shares and the Warrants.

         3.15 Takeover Status. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws or applicable stock exchange rules or regulations, including, without limitation, Section 203 of the Delaware General Corporation Law, applicable to the Company or any Subsidiary is applicable to the transactions contemplated hereby or by any other Transaction Document, taken individually or in the aggregate.

         3.16 Compliance with Securities Laws. The Company has not taken, and will not take, any action which would subject the issuance and sale of the Shares, the Warrants and/or the Warrant Shares pursuant to this Agreement to the provisions of Section 5 of the Securities Act, or violate the registration or qualification provisions of any securities or blue sky laws of any applicable jurisdiction, and, based in part on the representations of the Purchasers in
Section 4.5,



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the sale of the Shares and the Warrants pursuant to this Agreement and the issuance of the Warrant Shares from time to time upon exercise of the Warrants complies with all applicable requirements of applicable federal and state securities and blue sky laws.

         3.17 Brokers. No broker, finder, investment banker or other person is entitled to receive from the Purchasers any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Company Transaction Documents based upon arrangements made by or on behalf of the Company.



                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each of the Purchasers hereby severally, but not jointly, represents, warrants and covenants to the Company, with respect to itself, himself or herself, on the date of this Agreement and again on the Closing Date, which representations and warranties shall survive the Closing, as follows:

         4.1 Organization. Each Purchaser, as applicable, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

         4.2 Authority Relative to This Agreement, etc. Each Purchaser, as applicable, has the requisite power and authority to execute and deliver this Agreement, the Investment Agreement, the Co-Sale and Voting Agreement and all other documents, instruments and other writings to be executed and/or delivered by or on behalf of such Purchaser to the Company or any of its representatives in connection with the transactions contemplated hereby or thereby (collectively, "Purchaser Transaction Documents"), to perform its, his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each of the Purchaser Transaction Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and thereby have been duly authorized by the requisite officer, manager, partner or member of such Purchaser, and no other proceedings on the part of such Purchaser, are necessary to authorize the execution, delivery and performance of the Purchaser Transaction Documents or the transactions contemplated hereby or thereby. Each of the Purchaser Transaction Documents has been duly executed and delivered by such Purchaser, as the case may be, and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Purchaser, as the case may be, enforceable against such Purchaser, as the case may be, in accordance with its terms.

         4.3 No Conflict; Required Filings and Consents. The execution, delivery and performance of the Purchaser Transaction Documents by such Purchaser, as the case may be, does not and will not: (i) conflict with or violate the organizational documents of such Purchaser, as the case may be; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Purchaser, as the case may be, or by which any of their properties are bound or



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

affected; (iii) require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity (other than any filing required under Section 13(a) or (d), 14, 15(d) or 16(a) of the Exchange Act); or (iv) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the property or assets of such Purchaser, as the case may be, pursuant to, any Contract, Permit or other instrument or obligation to which such Purchaser, as the case may be, is a party or by which such Purchaser, as the case may be, or any of its properties are bound or affected, except, in the case of clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to impair or delay the ability of such Purchaser, as the case may be, to perform its obligations under this Agreement.

         4.4 Brokers. No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Purchaser Transaction Documents based upon arrangements made by or on behalf of such Purchaser.

         4.5 Investment Intent. Each of the Purchasers (i) agrees that the Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act or any state securities laws and may not be sold or transferred except pursuant to a registration statement or pursuant to an exemption from the Securities Act, (ii) is purchasing the Shares and the Warrants and will purchase the Warrant Shares for its own account for investment, and not with a view to, or for resale in connection with, any public distribution of the Shares, the Warrants or any Warrant Shares and (iii) agrees to include in any Schedule 13D filed with the SEC covering the Shares and the Warrant Shares a statement asserting their investment intent, such statement to be in a form that is reasonably satisfactory to the Company.

         4.6 Share Ownership. Except as set forth on the Purchasers' Schedule 4.6, the Purchasers do not beneficially own any Equity Securities.

         4.7 Proxy Statement. The information supplied or to be supplied by the Purchasers in writing specifically for inclusion in the Proxy Statement will not, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.8 Availability of Funds. Each Purchaser has on hand and will have on the Closing Date sufficient funds to pay the Purchase Price then payable in accordance with the terms of this Agreement and all fees and expenses incurred in connection with the transactions contemplated hereby for which each Purchaser is responsible.

         4.9 The Purchasers not "Interested Stockholders". Except to the extent that they may be deemed such by virtue of this Agreement and the Co-Sale and Voting Agreement, neither the

Purchasers, nor any of their affiliates, are an "interested stockholder" of the Company within the meaning of Section 203 of the Delaware General Corporation Law or Article 7 of the Company's Certificate of Incorporation.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 Access to Information. The Purchasers are entitled to continue their due diligence investigation of the Company and the Subsidiaries, including without limitation, any business, legal, financial or environmental due diligence as the Purchasers deem appropriate. The Company will permit the Purchasers and their authorized representatives, accountants, attorneys, advisors and consultants full access to the Company's and the Subsidiaries' property and all records and other data with respect to the Company, the Subsidiaries, and their respective properties, assets, operations, sales and marketing activities, and products and services, as is reasonably requested, and will provide such assistance as is reasonably requested. Upon prior notification to the Company, the Purchasers are entitled to contact and communicate with employees, participating merchants (i.e., restaurants, other vendors and credit card companies), legal advisors and accountants of the Company and the Subsidiaries.

         5.2 Filings. As promptly as practicable after the date of this Agreement, the Company and the Purchasers shall make or cause to be made all filings and submissions under laws and regulations applicable to the Company and the Purchasers, if any, as may be required for the consummation of the transactions contemplated by this Agreement. The Purchasers and the Company shall coordinate and cooperate in exchanging such information and providing such reasonable assistance as may be requested by any of them in connection with the filings and submissions contemplated by this Section 5.2.

         5.3 Stockholders' Meeting. The Company acting through the Board shall, in accordance with applicable law, as soon as practicable:

         (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") for the purpose of considering and taking action upon the Proxy Proposal;

         (b) include in the proxy statement (the "Proxy Statement") to be distributed to the Company's stockholders in connection with the Proxy Proposal, including any amendments or supplements thereto (which Proxy Statement shall be in form and content reasonably satisfactory to the Purchasers), the recommendation of the Board that the stockholders of the Company vote in favor of the approval of the Proxy Proposal;

         (c) provide a reasonable opportunity for the Purchasers and their counsel to review and provide comment on the Proxy Statement prior to its filing;

         (d) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time and (ii) to obtain the necessary approvals by its stockholders of the Proxy Proposal; and

         (e) cause the Proxy Statement (i) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, provided that the Company makes no covenant with respect to any written information supplied by the Purchasers specifically for inclusion in the Proxy Statement.

         5.4 Agreement to Cooperate; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings. In case at any time after the Closing Date any further action is necessary or desirable to transfer any Shares, the Warrants or the Warrant Shares to the Purchasers or otherwise to carry out the purposes of this Agreement and the other Transaction Documents, the Company and the Purchasers shall execute such further documents and shall take such further action as shall be necessary or desirable to effect such transfer and to otherwise carry out the purposes of this Agreement and the other Transaction Documents, in each case to the extent not inconsistent with applicable law.

         5.6 Public Announcements. Any public announcement made by or on behalf of any Purchaser or the Company prior to the termination of this Agreement pursuant to Article VII hereof concerning this Agreement, the transactions described herein or in any other Transaction Document or any other aspect of the dealings heretofore had or hereafter to be had between the Company and the Purchasers and their respective Affiliates must first be approved in writing by the other (any such approval not to be unreasonably withheld), subject to the Company's obligations under applicable law or New York Stock Exchange rules and listing requirements as a public company (but the Company shall use its best efforts to consult with the Purchasers as to all such public announcements).

         5.7 Notification of Certain Matters. The Company shall promptly provide the Purchasers (or their counsel) with copies of all filings made by the Company with the SEC or any other Governmental Entity in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

         5.8 Representations and Warranties. The Company shall give prompt notice to the Purchasers, and the Purchasers shall give prompt notice to the Company, of (a) any representation or warranty made by such party contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect prior to the Closing or (b) the failure by such party prior to the Closing to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         5.9 Use of Proceeds. Unless otherwise approved by the Board, the proceeds raised by the Company pursuant to this Agreement shall be used solely for the development of iDine.



                                   ARTICLE VI

                         CONDITIONS AND SCHEDULE UPDATES

         6.1 Conditions to Obligation of Each Party. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) No temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction which prevents the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or imposes material conditions with respect thereto shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

                  (b) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Entity which would prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or impose material conditions with respect thereto;

                  (c) All orders, consents and approvals of Governmental Entities legally required for the consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall have been obtained and be in effect at the Closing Date;

                  (d) The Shares and the Warrant Shares to be issued at the Closing shall have been approved for listing by the New York Stock Exchange upon official notice of issuance; and

                  (e) The Proxy Proposal shall have received Stockholder
         Approval.

         6.2 Condition to Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior the Closing Date (except as noted below) of the following additional conditions:

                  (a) The Purchasers shall have performed in all material respects all obligations by the Purchasers required to be performed at or prior to the Closing Date, and the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and true and correct (if so qualified) on and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to another date (in which case, as of such date) and the Company shall have received a certificate signed on behalf of each the Purchasers, to such effect;

                  (b) No action or proceeding shall be pending against the Company or the Purchasers before any court of competent jurisdiction to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; and

                  (c) All consents, approvals, authorizations and permits of, actions by, filing with or notifications to, Governmental Entities and third parties required in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, taken or made.

         6.3 Conditions to Obligations of the Purchasers. The obligations of the Purchasers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and true and correct (if so qualified) on and as of the date of this Agreement and at and as of the Closing Date (as modified by the matters or circumstances reflected in the Updated Schedules, if any, provided by the Company to the Purchasers in accordance with Section 6.4 hereof) as if made at and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to another date (in which case, as of such date) and the Purchasers shall have received a certificate from the Company signed by an executive officer), to such effect;

                  (b) No action or proceeding shall be pending against the Company or the Purchasers before any court of competent jurisdiction which action or proceeding has been brought by a Governmental Entity and which is reasonably likely to have a Material Adverse Effect or to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

                  (c) All consents, approvals, authorizations and permits of, actions by, filings with or notifications to, Governmental Entities and third parties required in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, taken or made;

                  (d) All conditions to the Second Closing shall have been satisfied, and such Second Closing shall occur concurrently herewith; and

                  (e) The Purchasers shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to the Company, containing the opinions in the form attached hereto as Exhibit B with such provisions concerning scope of firm's inquiry, law covered by opinion, reliance by the firm, assumptions, definition of firm's "knowledge", qualifications, limitations and similar matters as shall be reasonably acceptable to the Company.

         6.4 Schedule Updates. At any time prior to two (2) business days prior to the Closing, the Company shall be entitled to update any schedule referred to in Article III of this Agreement or add new schedules not referred to in or contemplated by Article III by written notice to the Purchasers if necessary in order to make the corresponding representations and warranties true and correct as of the Closing Date; provided that such updated or new Schedules may only reflect changes in circumstances or matters arising subsequent to the date of the execution of this Agreement that are not the result of any action undertaken, or failure to act, by the Company or the Subsidiaries in breach of any provision of this Agreement (any such updated or new schedules, "Updated Schedules"); it being understood that the Company shall not be entitled to reflect in any Updated Schedules any circumstances, matters or facts which were in existence as of or prior to the date of this Agreement, whether or not the Company knew or should have known of such circumstances, matters or facts as of the date of this Agreement). If, in accordance with the immediately preceding sentence, new schedules are added, the applicable section or subsection of
Article III corresponding to such new schedule shall be read to include the words "except as set forth in Schedule [insert applicable section or subsection number]" or words of similar meaning to appropriately connote the modifications created by such new schedule. The delivery of any Updated Schedules pursuant to this Section 6.4 shall not cure any breach of any representation, warranty or covenant made in this Agreement as of the date of this Agreement.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing
Date:

                  (a) By mutual written consent of the Purchasers and the Company;

                  (b) By the Purchasers if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten
         (10) business days following receipt by the breaching party of notice of such breach;

                  (c) By the Company, if there has been a material breach by the Purchasers of any representation, warranty, covenant or agreement set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by the breaching party of notice of such breach;

                  (d) By the Purchasers, upon notice to the Company, if the Closing shall not have occurred on or before the one hundred twentieth (120th) day following the date of this Agreement, unless the absence of such occurrence shall be due to the failure of the Purchasers to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing;

                  (e) By the Purchasers or the Company, upon notice to the other, if the Company's stockholders fail to adopt the Proxy Proposal at the Stockholders' Meeting; and (f) By the Purchasers, if the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of the Proxy Proposal in a manner adverse to the Purchasers or shall have resolved to do so.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VIII. No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth below shall limit or affect the applicability of a more general indemnification obligation as set forth below with respect to the same subject matter. For the purposes of this Article VIII, each party shall be deemed to have remade all of its representations, warranties and covenants contained in this Agreement at the Closing with the same effect as if originally made at the Closing, except that the Purchasers shall be deemed to have remade the representations and warranties contained in Section 4.5 and Section 4.9 at the Closing with the same effect as if originally made at the Closing. No Person which may be subject to an indemnification obligation under this Article VIII shall be entitled to require that any action be brought against any other Person before action is brought against it hereunder by a Person seeking indemnification by such Person.

         8.2 The Company's Indemnification Obligations. The Company shall indemnify, save and keep harmless each of the Purchasers and each of their respective officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of any inaccuracy in, breach of or other failure to comply with any representation, warranty or covenant made by the Company in this Agreement or any other Company Transaction Document. A claim for indemnification under this Section 8.2 must be asserted by notice delivered to the Company within ninety (90) days after the Company files with the SEC its Annual Report on Form 10-K for the year ended September 30, 2001 (such ninetieth (90th) day, hereinafter the "Survival Date"); provided, however, that any claims for any inaccuracy in, breach of or other failure to comply with any representation, warranty or covenant made by the Company under

Section 3.1, Section 3.5 or Section 3.15 may be made at any time prior to the expiration of any statute of limitations, if any, applicable to such claims. Notwithstanding anything to the contrary in this Agreement, no investigation or lack of investigation by any Purchaser, nor any disclosure in any Schedule hereto or knowledge of any Purchaser as to any indemnifiable matters referred to in this Section 8.2, shall in any way limit the Company's indemnification obligations hereunder.

         8.3 The Purchasers' Indemnification Obligations. Each of the Purchasers, severally and not jointly, shall indemnify, save and keep harmless the Company and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of any inaccuracy in, breach of or failure to comply with any representation and warranty made by such Purchaser to the Company in this Agreement or in any other Purchaser Transaction Document. A claim for indemnification under this Section 8.3 must be asserted by notice delivered to the party from whom indemnification is sought no later than the Survival Date. Notwithstanding anything to the contrary in this Agreement, no investigation or lack of investigation by the Company, nor the knowledge of the Company as to any indemnifiable matters referred to in this Section 8.3, shall in any way limit any Purchaser's indemnification obligations hereunder.

         8.4 Disputes; Mediation. (a) If the recipient of a notice of a claim for indemnification under either Section 8.2 or 8.3 desires to dispute such claim, it shall, within fourteen (14) days after notice of the claim of loss against it or a notice of dispute is given, give a counter notice, setting forth the basis for disputing such claim, to the Purchasers or the Company, as the case may be. If no such counter notice is given within such fourteen (14) day period, or if the Purchasers or the Company, as the case may be, acknowledge liability for indemnification, then such loss shall be promptly satisfied.

         (b) If the dispute is not promptly resolved, then, within fourteen (14) days after delivery of the counter notice, or at such later time as may be mutually agreed upon by the parties, the parties shall meet in person to discuss and negotiate in good faith a resolution to the dispute. The meeting shall be conducted in Chicago, Illinois or such other place as may be mutually agreed upon by the parties.

         (c) If the dispute is not resolved within thirty (30) days after the first meeting of the parties referred to in Section 8.4(b), the parties shall initiate a voluntary, nonbinding mediation conducted by a mutually agreed upon mediator. If the parties are unable to agree upon a mediator, they shall request the clerk of the Circuit Court of Cook County, Illinois to appoint a mediator for them. Each of the parties shall bear their own costs and expenses (including attorneys' fees) and their proportionate share of any other costs, fees or expenses associated with this mediation and endeavor in good faith to resolve their differences. The mediation shall be conducted in Chicago, Illinois or such other place as may be mutually agreed upon by the parties.

                                   ARTICLE IX

                                   DEFINITIONS

         "Affiliate" shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         "Common Stock" means the common stock, $.02 par value per share, of the Company.

         "Contract" means any contract, agreement, commitment, indenture, lease, note, bond, mortgage, license, plan, arrangement or understanding, whether written or oral.

         "Co-Sale and Voting Agreement" means that certain Co-Sale and Voting Agreement, dated as of even date herewith, among Samstock, the Purchasers and the Company.

         "Damages" means all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any of the foregoing.

         "Disinterested Directors" has the meaning set forth in that certain Second Amended and Restated Investment Agreement dated as of June 30, 1999, among the Company, Samstock, EGI-Transmedia Investors, L.L.C., a Delaware limited liability company (formerly known as Transmedia Investors, L.L.C.) and, solely with respect to Section 5 of this agreement, Robert M. Steiner, as trustee under declaration of trust dated March 9, 1983, as amended, establishing the Robert M. Steiner Revocable Trust.

         "Employment, Consulting or Severance Agreements" means all oral and written (i) agreements for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of the Company or any Subsidiary, (ii) consulting, independent contractor or similar agreements, and (iii) policies, agreements, arrangements or understandings relating to the payment or provision of severance, termination or similar pay or benefits to any present or former employees, officers, directors, consultants, independent contractors or other agents of the Company or any Subsidiary (including, without limitation, the Company's Senior Executive Severance Policy, any successor thereto or any similar plan).

         "Equity Securities" means, with respect to the Company or any Subsidiary, as the case may be, (i) any class or series of common stock, preferred stock or other capital stock, whether voting or non-voting, including, without limitation, with respect to the Company, Common Stock and Preferred Stock, (ii) any other equity securities issued by the Company or such Subsidiary, as the case may be, whether now or hereafter authorized for issuance by the Company's or such Subsidiary's, as the case may be, Certificate of Incorporation, (iii) any debt, hybrid or other securities issued by the Company or such Subsidiary, as the case may be, which are convertible into, exercisable for or exchangeable for any other Equity Securities, whether now or hereafter authorized for issuance by the Company's or such Subsidiary's, as the case may be, Certificate of Incorporation, (iv) any equity equivalents (including, without limitation, stock appreciation rights, phantom stock or similar rights), interests in the ownership or earnings of the Company or such Subsidiary, as the case may be, or other similar rights, (v) any written or oral rights, options, warrants, subscriptions, calls, preemptive rights, rescission rights or other rights to subscribe for, purchase or otherwise acquire any of the foregoing, (vi) any written or oral obligation of the Company or such Subsidiary, as the case may be, to issue, deliver or sell, any of the foregoing,
(vii) any written or oral obligations of the Company or such Subsidiary, as the case may be, to repurchase, redeem or otherwise acquire any Equity Securities, and (viii) any bonds, debentures, notes or other indebtedness of the Company or such Subsidiary, as the case may be, having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders of the Company or such Subsidiary, as the case may be, may vote.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fully Diluted Common Stock" means the total number of shares of Common Stock outstanding after taking into account the following: (i) all shares of Common Stock outstanding (exclusive of the Shares); (ii) all Shares and Warrant Shares (assuming full exercise of the Warrants and issuance of all Warrant Shares); (iii) all shares of Common Stock issuable upon conversion, exchange or other exercise of the Company's Equity Securities outstanding; and (iv) adjustments needed to account or adjust for stock splits, stock dividends, recapitalizations, recombinations and similar events.

         "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic (federal, state or local) or foreign.

         "iDine" means iDine.com, Inc., a Delaware corporation and a wholly owned subsidiary of the Company established to develop an internet based dining business.

         "Independent Directors" means directors of the Company who (i) are not current or former employees or officers of the Company, (ii) are not holders of more than 5% of the outstanding Common Stock, and (iii) have no financial interest in and are not otherwise associated with the Purchasers, the Company, any Subsidiary or any holder of more than 5% of the outstanding Common Stock or any of their respective Affiliates, excluding however any equity interest of not more than 2% of any publicly-held entity other than the Company. The term "associated" means having a business, financial or familial relationship that might reasonably be expected to affect the individual's judgment with respect to matters in which the associated person might be interested.

         "Investment Agreement" means that certain Investment Agreement, dated as of even date herewith, among the Company and the Purchasers.

         "Lien" means any preemptive or similar rights of any third party, purchase options, calls, proxies, voting trusts, voting agreements, judgments, pledges, charges, assessments, levies, escrows, rights of first refusal or first offer, transfer restrictions, mortgages, indentures, claims, liens, equities, mortgages, deeds of trust, deeds to secure debt, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise, other than any created by the Purchasers or the Purchaser Transaction Documents.

         "Material Adverse Effect" means a material adverse effect (or any development which could reasonably be expected to have a material adverse effect) on the business, operations, assets, financial or other condition, results of operations or prospects of the Company and the Subsidiaries, taken as a whole, or that could reasonably be expected to impair or delay the ability of the Company to perform its obligations under this Agreement.

         "Permit" means any permit, certificate, consent, approval, authorization, order, license, variance, franchise or other similar indicia of authority issued or granted by any Governmental Entity.

         "Person" or "person" means any individual, corporation, partnership, limited liability partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Entity, or any agency or political subdivision thereof, or any other entity.

         "Preferred Stock" means the preferred stock, $.10 par value per share, of the Company.

         "Proxy Proposal" means the following proposal to be included in the Proxy Statement for Stockholder Approval: the issuance and sale of the Shares and the Warrants.

         "Samstock" means Samstock, L.L.C., a Delaware limited liability company.

         "Securities Act" means the Securities Act of 1933, as amended.

         "SEC" means the Securities and Exchange Commission.

         "Second Closing" shall have the meaning set forth in that certain Stock Purchase and Sale Agreement, dated as of April 28, 2000, by and among Minotaur Partners II, L.P., an Illinois limited partnership, ValueVision International Inc., a Minnesota corporation, Dominic Mangone, Raymond Bank and the Company.

         "Series A Preferred Stock" means the Series A Senior Convertible Redeemable Preferred Stock, par value $.10 per share, of the Company.

         "Stockholder Approval" means the requisite approval of the Company's stockholders under the Company's Organizational Documents and the Delaware General Corporation Law for the Proxy Proposal.

         "Subsidiary" means each of (i) Transmedia Restaurant Company Inc., a Delaware corporation, (ii) TMN International Incorporated, a Delaware corporation, (iii) Transmedia Service Company Inc., a Delaware corporation, and
(iv) iDine.

         "Transaction Document" means any Company Transaction Document and any Purchaser Transaction Document.



                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Restrictive Legend. The Purchasers agree to the placing on the certificates representing the Shares or the Warrant Shares of a legend, in substantially the following form:

                  "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise disposed of unless (i) there is an effective registration statement under such Act and such laws covering such securities or (ii) such sale, transfer, assignment, offer, pledge or other disposition is exempt from the registration and prospectus delivery requirements of such Act and such laws. The securities evidenced by this certificate are subject to the restrictions on transfer contained in the Investment Agreement dated as of April 28, 2000, and the Co-Sale and Voting Agreement dated as of April 28, 2000, in each case, to which the Company is a party, as amended, supplemented or otherwise modified from time to time, and may not be transferred except in compliance therewith."

         10.2 Notices. All notices, and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile, to the appropriate address or facsimile number set forth below (or at such other address or facsimile number for a party as shall be specified by like notice):

                           if to any Purchaser, at their respective addresses set forth on the signature pages hereto.

                           with an additional copy to:

                           ---------------------------

                           ---------------------------

                           ---------------------------

                           if to the Company:

                           Transmedia Network Inc.
                           11900 Biscayne Boulevard
                           Miami, Florida  33181
                           Attention:  Chief Executive Officer
                           Fax: (305) 892-3342
                           with a copy to:

                           Morgan, Lewis & Bockius LLP
                           101 Park Avenue
                           New York, New York  10178
                           Attention:  Stephen P. Farrell, Esq.
                           Fax:  (212) 309-6273

         10.3 Expenses. Except as otherwise provided in this Agreement, the Company shall bear all fees and expenses incurred by the Company or any Subsidiary in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the other Company Transaction Documents and the consummation of the transaction contemplated hereby and thereby, including attorneys', accountants' and other professional fees and expenses. The Purchasers shall bear all fees and expenses incurred by the Purchasers in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the other Purchaser Transaction Documents and the consummation of the transaction contemplated hereby and thereby, including attorneys', accountants' and other professional fees and expenses.

         10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible

         10.5 Entire Agreement; Amendment; Waiver; Assignment; Nature of Obligations. This Agreement, together with the other Transaction Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that, notwithstanding the foregoing, each Purchaser may assign its or their rights and obligations hereunder to (i) any controlled Affiliate of such Purchaser, (ii) any officer, manager, partner or member of such Purchaser, (iii) any Affiliate of any officer, manager, partner or member of such Purchaser, (iv) any family member of such Purchaser or (v) any trust established for the benefit of any family member of such Purchaser (each of (i), (ii), (iii), (iv) and (v), a "Permitted Assignee"), upon the receipt by the Company of the written agreement of any such Permitted Assignee to be bound by the terms of each of the Purchaser Transaction Documents; provided further, however, that no such assignment shall relieve the assigning party of any of its liabilities or obligations under this Agreement. Any attempted assignment which does not comply with the provisions of this Section
10.5 shall be null and void ab initio.

         10.6 Parties in Interest. Subject to the provisions regarding assignment in Section 10.5 above, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         10.7 Publicity. Neither the Company nor the Purchasers will make or issue, or cause to be made or issued, any announcement or written statements concerning the Transaction Documents or the transactions contemplated thereby for dissemination to the general public without the prior written consent of the Company or the Purchasers, as appropriate, which consent shall not be unreasonably withheld. This provision will not apply to any announcement or written statement required to be made by law or the regulations of the SEC or the New York Stock Exchange, except that the party required to make such announcement will, whenever practicable, consult with the other parties hereto concerning the timing and content of such announcement before such announcement is made.

         10.8 Governing Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

         10.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender (including neutral gender) shall extend to and include all genders.

         10.11 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         10.12 Jurisdiction and Service of Process. THE COMPANY AND THE PURCHASERS HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE AND IRREVOCABLY AGREE THAT, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT WHICH MAY BE LITIGATED SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE COMPANY AND

THE PURCHASERS ACCEPTS FOR SUCH PARTY AND IN CONNECTION WITH SUCH PARTY'S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE COMPANY AND THE PURCHASERS AGREES TO ACCEPT SERVICE OF ALL PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY EACH SUCH PARTY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. IF ANY AGENT APPOINTED BY THE COMPANY OR THE PURCHASERS REFUSES TO ACCEPT SERVICE, SUCH PARTY HEREBY AGREES THAT SERVICE UPON SUCH PARTY BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COMPANY OR THE PURCHASERS TO BRING PROCEEDINGS AGAINST THE COMPANY OR THE PURCHASERS IN THE COURTS OF ANY OTHER JURISDICTION.

         10.13 Trial. EACH OF THE COMPANY AND THE PURCHASERS HEREBY WAIVES SUCH PARTY'S RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE COMPANY AND THE PURCHASERS ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY TO THIS AGREEMENT WITH RESPECT TO ANY ACTION COMMENCED BY ONE OF THEM AGAINST THE OTHER OF THEM. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE COMPANY AND THE PURCHASERS ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE COMPANY AND THE PURCHASERS FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH SUCH PARTY'S LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY'S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                 IN WITNESS WHEREOF, the Purchasers and the Company have executed this Stock Purchase and Sale Agreement as of the date first above written.

                                           THE PURCHASERS:


                                           -------------------------------------
                                           GENE M. HENDERSON
                                           Address:
                                                    ----------------------------
                                           -------------------------------------
                                           -------------------------------------


                                           -------------------------------------
                                           HERBERT M. GARDNER
                                           Address:
                                                    ----------------------------
                                           -------------------------------------
                                           -------------------------------------



                                           -------------------------------------
                                           JAMES M. CALLAGHAN
                                           Address:
                                                    ----------------------------
                                           -------------------------------------
                                           -------------------------------------



                                           -------------------------------------
                                           GREGORY J. ROBITAILLE
                                           Address:
                                                    ----------------------------
                                           -------------------------------------
                                           -------------------------------------



                                           -------------------------------------
                                           JOHN A. WARD
                                           Address:
                                                    ----------------------------
                                           -------------------------------------
                                           -------------------------------------



                                           -------------------------------------
                                           GEORGE S. WEIDEMANN
                                           Address:
                                                    ----------------------------
                                           -------------------------------------
                                           -------------------------------------

                                           -------------------------------------
                                           CHRISTINE M. DONOHOO
                                           Address:
                                                    ----------------------------
                                           -------------------------------------
                                           -------------------------------------



                                           -------------------------------------
                                           FRANK F. SCHMEYER
                                           Address:
                                                    ----------------------------
                                           -------------------------------------
                                           -------------------------------------




                                           -------------------------------------
                                           ELLIOT MERBERG
                                           Address:
                                                    ----------------------------
                                           -------------------------------------
                                           -------------------------------------



                                           -------------------------------------
                                           GERALD FLEISCHMAN
                                           Address:
                                                    ----------------------------
                                           -------------------------------------
                                           -------------------------------------




                                           SAMSTOCK, L.L.C.



                                           -------------------------------------

                                           By:
                                           Its:
                                           Address:
                                                   -----------------------------
                                           -------------------------------------
                                           -------------------------------------


                                           -------------------------------------
                                           TIM LITLE
                                           Address:
                                                    ----------------------------
                                           -------------------------------------
                                           -------------------------------------


                                           COMPANY:

                                           TRANSMEDIA NETWORK INC.


                                           -------------------------------------
                                           By:  Gene M. Henderson, President and
                                                Chief Executive Officer

                                                                       EXHIBIT A


THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS COVERING SUCH SECURITIES OR (II) SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH LAWS. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE NON-TRANSFERABLE, EXCEPT AS PROVIDED HEREIN.



                             TRANSMEDIA NETWORK INC.

            WARRANT TO PURCHASE [____________] SHARES OF COMMON STOCK


                                                       VOID AFTER APRIL 28, 2005

         THIS CERTIFIES THAT, for value received, [_______________] (the "HOLDER"), is entitled to subscribe for and purchase from Transmedia Network Inc., a Delaware corporation (the "COMPANY"), an aggregate of [____________] shares (as adjusted pursuant to Section 3 hereof) of fully paid and nonassessable Common Stock (the "SHARES") of the Company, at the price per share set forth below (the "EXERCISE PRICE") (as adjusted pursuant to Section 3 hereof), and subject to the provisions and upon the terms and conditions hereinafter set forth.

                  Shares                    Exercise Price Per Share
                  ------                    ------------------------

                  [1/2of Shares]             $5.93125

                  [1/2of Shares]             $7.30000


         1.       Exercise; Payment.


                  (a) Time of Exercise; Expiration. This Warrant is immediately exercisable. This Warrant shall expire at, and shall no longer be exercisable after, 5:00 p.m., Chicago local time, on April 28, 2005.

                  (b) Method of Exercise.

                           (i) Cash Exercise. The purchase rights represented by
this Warrant may be exercised by the Holder, at any time, in whole, or from time to time, in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit 1 duly executed) at the principal office of the Company, and by the payment to the Company, by certified, cashier's or other check acceptable to the Company, of an amount equal to the aggregate Exercise Price of the Shares being purchased.

                           (ii) Net Issue Exercise. In lieu of exercising this
Warrant, the Holder may elect to receive Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of shares of the Company's Common Stock computed using the following formula:

                  X = Y (A-B)
                      -------
                         A

Where  X  =  the number of Shares to be issued to the Holder.

       Y = the number of Shares purchasable under this Warrant (or the portion thereof being cancelled)

       A  =  the fair market value of one share of the Company's Common Stock.

       B  =  the Exercise Price (as adjusted to the date of such calculation).

                        (iii) Fair Market Value. For purposes of this Section 1, the fair market value of the Company's Common Stock shall mean:

                              A. The average closing price of the Company's
                  Common Stock on the New York Stock Exchange or in the event the Company's Common Stock is not then traded on the New York Stock Exchange the average closing price quoted on any exchange on which the Common Stock is listed, as published in the Mid-Western Edition of the Wall Street Journal for the ten consecutive trading days prior to the date of determination of fair market value.

                              B. If the Company's Common Stock is not then
                  traded on the New York Stock Exchange or on another exchange, the per share fair market value of the Common Stock shall be the fair market value price per share as determined in good faith by the Company's Board of Directors.

                  (c) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to the Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant of identical terms and provisions as those hereof, representing the shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

         2. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance sufficient shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

         3. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

                  (a) Reclassification. In case of any reclassification or change of outstanding securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), the Company shall, as condition precedent to such transaction, execute a new Warrant providing that the Holder shall have the right to exercise such new Warrant and upon such exercise to receive, in lieu of each share of stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification or change by a holder of one share of stock. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this Section 3(a) shall similarly apply to successive reclassifications or changes.

                  (b) Subdivision or Combination of Warrant Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its stock, the Exercise Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.

                  (c) Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to stock payable in, or make any other distribution with respect to stock (except any distribution specifically provided for in the foregoing Section 3(a) and 3(b)) of stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of stock outstanding immediately after such dividend or distribution.

                  (d) Adjustment of Number of Warrant Shares. Upon each adjustment in the Exercise Price, the number of shares of stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

         4. Notice of Adjustments. Whenever the number of Shares purchasable hereunder or the Exercise Price thereof shall be adjusted pursuant to Section 3 hereof, the Company shall provide notice by first class mail to the holder of this Warrant setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the number of Shares which may be purchased and the Exercise Price therefor after giving effect to such adjustment.

         5. Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of such fractional shares the Company shall make a cash payment therefor based upon the Exercise Price then in effect.

         6. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants will represent such portion of such rights as is designated by the Holder at the time of such surrender. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrant."

         7. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder is deemed to be reasonably satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon the receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such Warrant, the Company will (at its expense, except for the cost of any lost security indemnity bond required which shall be paid for by the Holder) execute and deliver in lieu of such Warrant a new Warrant of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated Warrant and dated the date of such lost, stolen, destroyed or mutilated Warrant.

         8. Restrictive Legend. The Shares issuable upon exercise of this Warrant (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

                  "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise disposed of unless (i) there is an effective registration statement under such Act and such laws covering such securities or (ii) such sale, transfer, assignment, offer, pledge or other disposition is exempt from the registration and prospectus delivery requirements of such Act and such laws. The securities evidenced by this certificate are subject to the restrictions on transfer contained in the Investment Agreement dated as of April 28, 2000, and the Co-Sale and Voting Agreement dated as of April 28, 2000, in each case, to which the Company is a party, as amended, supplemented or otherwise modified from time to time, and may not be transferred except in compliance therewith."

         9. Restrictions on Transfer. Neither this Warrant, nor any interest herein, may be transferred to any party without the Company's prior written consent; provided, however, that this Warrant may be transferred to (i) any controlled Affiliate of Holder, (ii) [any partner of Holder or (iii) any Affiliate of any partner of Holder][any family member of Holder or (iii) any trust established for the benefit of any family member of Holder], upon delivery to the Company of (i) the Notice of Transfer in the form of Exhibit 2 hereto and
(ii) an opinion of counsel to the Purchasers stating that such transfer of the Warrant does not violate the Act.

         10. Rights of Stockholders. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

         11. Notices, Etc. All notices and other communications between the Company and the Holder shall be mailed by first class registered or certified mail, postage prepaid, (i) if to the Company, at the Company's executive offices, and (ii) if to the Holder, at such address as may have been furnished to the Company in writing by the Holder.

         12. Governing Law, Headings. This Warrant is being delivered in the State of Delaware and shall be construed and enforced in accordance with and governed by the laws of such State. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

Issued this 28th day of April, 2000.

                                           TRANSMEDIA NETWORK INC.


                                           By:
                                              ----------------------------------
                                              Its:

                                                                       EXHIBIT 1


                               NOTICE OF EXERCISE


TO:      TRANSMEDIA NETWORK INC.
         11900 Biscayne Boulevard
         Miami, Florida  33181
         Attention:  Chief Executive Officer


         1. The undersigned hereby elects to purchase __________ shares of Common Stock of TRANSMEDIA NETWORK INC. pursuant to the terms of the attached Warrant.

         2. Method of Exercise (Please mark the applicable blank):

                  ___ The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased.

                  ___ The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of
                           Section 1(b)(ii) of the Warrant.

         3. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:


                                           -------------------------------------
                                           (Name)


                                           -------------------------------------

                                           -------------------------------------
                                           (Address)



                                           -------------------------------------
                                                        (Signature)

                                           Title:
                                                 -------------------------------

-------------------------
        (Date)

                                                                       EXHIBIT 2


                               NOTICE OF TRANSFER


         FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________ the right represented by the attached Warrant to purchase _______* shares of Common Stock of TRANSMEDIA NETWORK INC., to which the attached Warrant relates, and appoints ________________ Attorney-in-Fact to transfer such right on the books of TRANSMEDIA NETWORK INC., with full power of substitution in the premises.

         Dated:
               --------------------------

                                           -------------------------------------
                                           By:
                                              ----------------------------------



                                           -------------------------------------
                                                          (Address)



----------
         * Insert here the number of shares without making any adjustment for additional shares of Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.

                                                                       EXHIBIT B


                           OPINION OF COMPANY COUNSEL

         (1) Each of the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (including any foreign country) where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect.

         (2) The certificates of incorporation of the Company and each Subsidiary and the bylaws of the Company and each Subsidiary as currently in effect (collectively, the "Organizational Documents") are in full force and effect, and, to our knowledge after due inquiry, no other organizational documents are applicable to or binding upon the Company or any Subsidiary.

         (3) Upon payment of the Purchase Price, the Purchasers will acquire good and marketable title to the Shares and the Warrants, free and clear of all Liens, and such Shares shall be validly issued, fully paid and nonassessable. Upon exercise of the Warrants, in whole or, from time to time, in part, and upon payment of the exercise price therefor, in accordance with the terms of the Warrants, the Purchasers will acquire good and marketable title to the Warrant Shares, free and clear of all Liens, and such Warrant Shares shall be validly issued, fully paid and nonassessable.

         (4) The Company has all necessary corporate power and authority to execute and deliver the Purchase Agreement, the Co-Sale and Voting Agreement, the Investment Agreement, the Warrants and all other documents, instruments and other writings to be executed and/or delivered by or on behalf of the Company to the Purchasers or any of its representatives in connection with the transactions contemplated hereby or thereby (collectively, the "Company Transaction Documents"), to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of each of the Company Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated thereby, have been duly and validly authorized by the Board of Directors of the Company (the "Board"), and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of the Company Transaction Documents or the consummation of the transactions contemplated thereby, other than Stockholder Approval. The Board has approved each of the Company Transaction Documents and the transactions contemplated hereby and thereby so as to render inapplicable to such transactions, including, without limitation, the issuance to the Purchasers of the Shares, the Warrant and Warrant Shares, the restrictions contained in Article Seventh of the Certificate of Incorporation of the Company, and the restrictions contained in Section 203 of the Delaware General Corporation Law. Each of the

Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the Purchasers, each constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity).

         (5) The execution, delivery and performance of the Company Transaction Documents by the Company do not and will not: (a) conflict with or violate the Organizational Documents of the Company or any Subsidiary; (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which its or any of their respective properties are bound or affected; (c) require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity; or (d) to our knowledge after due inquiry, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss by the Company or any Subsidiary of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary pursuant to, any Contract or Permit identified on any schedule to the Purchase Agreement.

         (6) The affirmative vote of the holders of no more than a majority of the outstanding shares of Common Stock and the Series A Preferred Stock, voting together as a class, is the only vote of the holders of any class or series of capital stock or other Equity Securities of the Company necessary to approve the sale of the Shares and the Warrants.

         (7) No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws or applicable stock exchange rules or regulations, including, without limitation, Section 203 of the Delaware General Corporation Law, applicable to the Company or any Subsidiary is applicable to the transactions contemplated by the Purchase Agreement or any other Company Transaction Document, taken individually or in the aggregate.

------------
NOTE: Company counsel opinion will be limited to Federal law, the law of New York State and Delaware General Corporation Law.

                                                                      Schedule 1


--------------------------------------------------------------------------------
   Investor                 Purchase Price         Shares           Warrants
--------------------------------------------------------------------------------
Gene M. Henderson               $250,000          54,795             109,590
-----------------------------------------------------------------------------
Herbert M. Gardner              $150,000          32,877              65,754
-----------------------------------------------------------------------------
James M. Callaghan              $100,000          21,918              43,836
-----------------------------------------------------------------------------
Gregory J. Robitaille           $100,000          21,918              43,836
-----------------------------------------------------------------------------
John A. Ward                     $50,000          10,959              21,918
-----------------------------------------------------------------------------
George S. Wiedemann              $50,000          10,959              21,918
-----------------------------------------------------------------------------
Christine M. Donohoo             $50,000          10,959              21,918
-----------------------------------------------------------------------------
Frank F. Schmeyer                $50,000          10,959              21,918
-----------------------------------------------------------------------------
Gerald Fleischman                $50,000          10,959              21,918
-----------------------------------------------------------------------------
Elliot Merberg                   $50,000          10,959              21,918
-----------------------------------------------------------------------------
Samstock L.L.C.               $1,850,000         405,479             810,958
-----------------------------------------------------------------------------
Tim Litle                       $250,000          54,795             109,590
-----------------------------------------------------------------------------
TOTAL                         $3,000,000         657,536           1,315,072
-----------------------------------------------------------------------------


                                                                 Schedule 3.3(c)
                                    Outstanding Equity Securities of the Company


                                  See attached.

                                                                 Schedule 3.3(d)
                                                      Ownership of Capital Stock


                                  See attached.

                                                                 Schedule 3.7(a)
                                 Employment, Consulting and Severance Agreements


1.       Employment Agreements.

         (a) Employment Agreement by and between Transmedia Network Inc. and Gregory J. Robitaille dated April 7, 2000.

         (b) Employment Agreement by and between Transmedia Network Inc. and Gerald J. Hughes dated April 2, 2000.

         (c) Employment Agreement by and between iDine.com, Inc. and Russell D. Dash dated April 18, 2000.

2.       Consulting Agreements.

         (a) Consulting Agreement by and between Transmedia Network Inc. and Luminant Worldwide.

         (b) Consulting Agreement by and between iDine.com, Inc. and the etailing group, inc. dated April 15, 2000.

3.       Severance Agreements.

         None.

                                                                 Schedule 3.7(b)
   Employment, Consulting and Severance Agreement Defaults; Severance Payments


                                      None.

                                                                   Schedule 3.10
                                                       Certain Changes or Events


                                      None.

                                                                   Schedule 3.11
                                                          Litigation; Compliance


                                      None.

                                                                    Schedule 4.6
                                                   Share Ownership of Purchasers